ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), made as of May 8, 2017, is entered into by and among Emmis Radio, LLC, an Indiana limited liability company and Emmis Radio License, LLC, an Indiana limited liability company (collectively “Seller”), on the one hand, and KWHY-22 Broadcasting, LLC (“Buyer”), a California limited liability company and a single member limited liability company owned by Meruelo Television, LLC, on the other hand.

Recitals:

A.    Seller holds the licenses and other authorizations issued by the Federal Communications Commission (the “FCC”) for, and the other assets used or held for use in, the operation of commercial radio broadcast station KPWR(FM) Los Angeles, California (FCC Facility ID No. 35498) (the “Station”).

B.    Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to the assets used or held for use in the operation of the Station, including the FCC licenses and authorizations for the Station, on the terms and conditions, and subject to the exceptions and limitations, set forth in this Agreement.

C.    Buyer has had an opportunity to conduct due diligence on the Station prior to the execution of this Agreement (the “Due Diligence Investigation”).

D.    Terms not otherwise defined in the text of the Agreement shall have the meanings ascribed to them in Article XI.

Agreement:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
ASSETS TO BE CONVEYED
1.1    Station Assets. Pursuant to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use in the operation of the Station (collectively, the “Station Assets”), but excluding the Excluded Assets as defined in Section 1.2 hereof, free and clear of any and all liens, mortgages, pledges, security interests, claims and encumbrances (collectively, “Liens”) except for Permitted Liens, if any. Except as provided in Section 1.2, the Station Assets include the following:

(a)    all licenses and other authorizations issued to Seller by the FCC with respect to the Station (the “FCC Licenses”), all of which are listed on Schedule 1.1(a), as the same may be amended or renewed between the date of this Agreement and the Closing, as defined herein, along with any applications for renewal or. modification thereof which are pending before the FCC on the Closing Date, as defined herein;
(b)    the equipment, electrical devices, studio and studio transmitter link equipment, vehicles, transmitters and transmission equipment, satellite dishes, antennas, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property used in the operation of the Station, including the items listed on Schedule 1.1(b) (the “Tangible Personal Property”);
(c)    all contracts, agreements, leases and licenses used in the operation of the Station, including without limitation those listed on Schedule 1.1(c), which do not include the Real Estate Leases (collectively, the “Station Contracts”), and the rights to any security deposits held by third parties under the Station Contracts;
(d)    the Real Estate Leases, which are identified on Schedule 1.1(d), and the rights to any security deposits held by third parties under the Real Estate Leases;
(e)    all of Seller’s rights in and to the intellectual and other intangible property used in the operation of the Station, including without limitation those set forth on Schedule 1.1(e) (the “Intangible Property”); and
(f)    all files, documents and records (or copies thereof) relating exclusively to the format, sales procedures, and operation of the Station, including the Station’s public inspection files, blueprints, technical information and engineering data, manuals, programming information and studies, client/advertiser lists, marketing and demographic studies, sales and audience data, and credit and sales reports.
1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets and properties of Seller (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Station Assets:
(a)    Seller’s books and records pertaining to the company organization, existence or capitalization of Seller;
(b)    all promissory notes, cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, treasury bills, marketable securities, asset or money market accounts or similar accounts or investments;
(c)    all Accounts Receivable;
(d)    all insurance policies or any proceeds payable thereunder, except as otherwise contemplated by Section 4.4;

(e)    all tangible and intangible personal property disposed of or consumed between the date of this Agreement and the Closing Date (as defined in Section 1.6), as permitted under this Agreement;
(f)    all of Seller’s intellectual property not set forth on Schedule 1.1(e) that is not exclusively used in the operation of the Station;
(g)    any asset or property not used or held for use in the operation of the Station; and
(h)    contracts shared with other stations or business units except as set forth on Schedule 1.1(c), Seller’s corporate and trade names, duplicate copies of Station records, non-transferable computer software, rights and claims attributable to any period before the Effective Time, computers and other assets not located at the Station, the centralized server facility, data links, payroll system, accounting system and other operating systems and related assets that are used in the operation of multiple stations, and the Jelli equipment used in connection with Katz Expressway.
1.3    Assumption of Obligations. At Closing, Buyer shall assume and agree to pay, discharge and perform all liabilities, obligations and commitments arising from (i) the performance of the LMA from and after Commencement, and (ii) the ownership or holding of the Station Assets to the extent they accrue, or relate to, the period after the Effective Time, including without limitation liabilities for which Buyer receives a credit under Section 1.7 (collectively, the “Assumed Obligations”).

1.4    Retained Liabilities. Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any other agreement, instrument or documents delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated by this Agreement, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Seller or those arising from the ownership or holding of the Station Assets of any nature whatsoever whether accrued, absolute, contingent or otherwise (including, without limitation, all liabilities, losses, damages or expenses relating to any claim, action, suit, arbitration, inquiry, proceeding or investigation to the extent it arises out of the business or operation of the Station, Seller or the Station Assets prior to the Effective Time and does not arise from performance of the LMA), other than the Assumed Obligations (collectively, the “Retained Liabilities”).

1.5    Purchase Price. In consideration for the sale of the Station Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller Eighty Two Million Seven Hundred Fifty Thousand Dollars ($82,750,000) (the “Purchase Price”), less the amount of the Escrow Deposit (which shall be credited to Buyer in accordance with the terms and conditions of this Agreement) and subject to adjustment as provided in Section 1.7 hereof and Schedule A to the LMA. Such payment shall be made by wire transfer of immediately available federal funds pursuant to wire instructions that Seller shall provide in writing to Buyer.

1.6    Closing. Subject to Section 8.1 of this Agreement and except as otherwise mutually agreed upon by Seller and Buyer, the consummation of the sale and purchase of the Station Assets and the assumption of the Assumed Obligations hereunder (the “Closing”) shall take place (by electronic exchange of the documents to be delivered at the Closing) on the later of (a) ten (10) Business Days after the date of the later of the FCC Consent and HSR Clearance and (b) ten (10) Business Days after the date of funding of the Auction Proceeds and (c) the date on which each of the other conditions to Closing set forth in Article V has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.” The effective time of the Closing shall be 12:01 a.m., local Station time, on the Closing Date (the “Effective Time”).

1.7    General Proration.

(a)    All income and expenses from the ownership or holding of the Station Assets shall be prorated between Seller and Buyer as of Commencement or the Effective Time, as applicable, with all expenses incurred or income earned prior to Commencement or the Effective Time, as applicable, for the account of Seller (including income earned from advertising which has been broadcast on the Station prior to Commencement or the Effective Time, as applicable, but not yet billed), and all income earned and expenses incurred after Commencement or the Effective Time, as applicable, for the account of Buyer.

(b)    The prorations shall account for all ad valorem and other property Taxes, business and license fees, including FCC regulatory fees, utility expenses, liabilities and obligations under the Station Contracts and Real Estate Leases, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments attributable to the ownership or holding of the Station Assets and operation of the Station that straddle the period before and after Commencement or the Effective Time, as applicable. If such amounts were prepaid by Seller prior to Commencement or the Effective Time, as applicable, and Buyer will receive a benefit after Commencement or the Effective Time, as applicable, then Seller shall receive a credit for such amounts (which would include security deposits made by Seller but assumed by Buyer). If Seller received a benefit prior to Commencement or the Effective Time, as applicable, and such amounts will be paid by Buyer after Commencement or the Effective Time, as applicable, Buyer will receive a credit for such amounts. To the extent not known, real estate and personal property Taxes shall be apportioned on the basis of Taxes assessed for the preceding year. Notwithstanding anything in this Section 1.7 to the contrary, there shall be no proration under this Section 1.7 for any contracts or agreements not included in the Station Contracts.

(c)    Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed pro rata adjustment of income and expenses in the manner described in Section 1.7(a) and Section 1.7(b) for the Station as of the Effective Time (the

“Settlement Statement”), together with a schedule setting forth, in reasonable detail, the components thereof. During such 45-day period, Buyer and its representatives shall be provided reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Seller, and to employees of Seller and its independent auditors, if any, as Buyer may reasonably request in connection with its preparation of the Settlement Statement.

(d)    During the 30-day period following the receipt of the Settlement Statement, Buyer shall provide Seller and its representatives reasonable access, upon reasonable advance notice and during normal business hours, to such books and records of Buyer, and to employees of Buyer and its independent auditors, if any, as Seller may reasonably request in connection with its review of the Settlement Statement.

(e)    The Settlement Statement shall become final and binding upon the parties on the 30th day following delivery thereof to Seller, unless Seller gives written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm as provided herein.

(f)    Within ten (10) Business Days after the Settlement Statement becomes final and binding upon the parties, (i) Buyer shall pay to Seller the amount, if any, by which the prorated income allocated to Seller exceeds the prorated expenses allocated to Seller or (ii) Seller shall pay to Buyer the amount, if any, by which the prorated expenses allocated to Seller exceed the prorated income allocated to Seller. All payments made pursuant to this Section 1.7(f) shall be made by wire transfer in immediately available funds to an account designated by the recipient party.

(g)    Notwithstanding any statement in this section to the contrary, if Seller delivers a Notice of Disagreement, Seller or Buyer, as applicable, shall make a payment to the other party in immediately available funds of any undisputed amount within ten (10) Business Days of the receipt of the Notice of Disagreement.

(h)    During the 30-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Seller shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period: (i) each of Buyer and Seller, and their respective independent auditors, if any, and at each of Buyer’s and Seller’s sole cost and expense, shall be permitted to review and make copies reasonably required of; (A) the financial statements of Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement, (B) the books and records of Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement, and (C) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Seller, in the case of Buyer, and Buyer, in the case of Seller, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of the other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.

(i)    If, at the end of such 30-day period, Buyer and Seller have not resolved their differences, Buyer and Seller shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. Within thirty (30) days after selection of the Accounting Firm, Buyer and Seller shall submit their respective positions to the Accounting Firm in writing, together with any other materials relied upon in support of their respective positions. Buyer and Seller shall cooperate with each other and otherwise use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. The decision of the Accounting Firm shall be final and binding on each of the parties, and judgment upon the determination of the Accounting Firm may be entered in any court of competent jurisdiction (but subject to Section 10.8 hereof). The fees and expenses of the Accounting Firm shall be divided equally between Seller and Buyer. The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Seller.

1.8    Allocation. Seller and Buyer will allocate the Purchase Price of the Station Assets being purchased and sold in accordance with Section 1060 of the Code to facilitate Buyer’s treatment of the Station Assets as replacement property for purposes of a 1031 exchange provided that such allocation is based upon a third party appraisal by and appraisal from that is capable, experienced and recognized in the radio industry and reasonably acceptable to the parties.

1.9    Escrow Deposit. Simultaneously with the execution of this Agreement, Buyer and Seller shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). In accordance with the Escrow Agreement, Buyer shall, simultaneously with the execution of the Escrow Agreement, deliver One Million Dollars ($1,000,000) (the “Escrow Deposit”) to Commonwealth Land Title Company (the “Escrow Agent”), which amount shall be retained by Escrow Agent pursuant to the terms and conditions of the Escrow Agreement until the Closing, and the parties shall use commercially reasonable efforts to cause the escrow account to be opened so that the funds delivered can be invested within three (3) business days of the execution of this Agreement. The Escrow Deposit shall be disbursed to Seller at Closing by wire transfer of immediately available funds. If this Agreement is terminated prior to Closing for any reason other than due to a breach or default by Buyer in accordance with the provisions of Section 8.1(a)(i), Escrow Agent shall refund to Buyer the Escrow Deposit and all accrued interest thereon in accordance with the provisions of the Escrow Agreement. If this Agreement is terminated prior to Closing in accordance with the provisions of Section 8.1(a)(i) due to breach or default on the part of Buyer, Escrow Agent shall pay to Seller the Escrow Deposit and shall pay to Buyer all interest accrued thereon in accordance with the provisions of the Escrow Agreement. Interest on the Escrow Deposit prior to Closing shall accrue for the benefit of Buyer, and upon Closing shall be paid to Buyer, provided, that, if Buyer wrongfully withholds the Escrow Deposit from Seller, then at the point the Escrow Deposit are wrongfully withheld, pursuant to the terms of the Escrow Agreement, interest on the Escrow Deposit shall accrue for the benefit of Seller. The parties shall each instruct the Escrow Agent to disburse the Escrow Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement.

1.10    LMA. The parties are concurrently entering into an LMA with respect to the Station (the “LMA”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller jointly and severally represents and warrants to Buyer as follows, except as to matters arising from the LMA:

2.1    Existence and Power. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Seller has the requisite power and authority to own or hold the Station Assets and to operate the Station as currently operated.

2.2    Company Authorization.

(a)    The execution and delivery by each Seller of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated hereby (collectively, the “Seller Ancillary Agreements”), the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby are within such Seller’s company powers, and have been duly authorized by all requisite company action on the part of each Seller.

(b)    This Agreement has been, and each Seller Ancillary Agreement will be, duly executed and delivered by Seller. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Seller Ancillary Agreement (assuming due authorization, execution and delivery by Buyer where required) will constitute when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

2.3    Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with or notification to, any Governmental Authority other than the Governmental Consents.
2.4    Non-contravention. Except as disclosed on Schedule 2.4, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Seller; (b) assuming compliance with the matters referred to in Section 2.3, conflict with or violate any Law or Governmental Order applicable to Seller; (c) require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Seller under, any provision of any Station Contracts; or (d) result in the creation or imposition of any Lien on any of the Station Assets, except for Permitted Liens and, in the case of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as would not have a Seller Material Adverse Effect.

2.5    Absence of Litigation. There is no Action pending or, to Seller’s knowledge, threatened against Seller (a) that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement or (b) that, if adversely determined, would reasonably be expected to have a Seller Material Adverse Effect, unless all liability that may result from such adverse determination will be included in the Retained Liabilities.

2.6    FCC Licenses.

(a)    Seller has made available to Buyer true, correct and complete copies of the FCC Licenses, including any and all amendments and modifications thereto. The FCC Licenses were validly issued by the FCC, are validly held by Seller, and are in full force and effect. The FCC Licenses are not subject to any conditions except for those conditions that appear on the face of the FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 2.6(a). The FCC Licenses listed on Schedule 1.1(a) constitute all authorizations issued by the FCC necessary for the operation of the Station as currently conducted.

(b)    Except as otherwise set forth on Schedule 2.6(b), the FCC Licenses for the Station have been issued or renewed for the full terms customarily issued to radio broadcast stations licensed to communities in the State of California. Except as set forth on Schedule 2.6(b), Seller has no applications pending before the FCC relating to the Station.

(c)    Except as set forth on Schedule 2.6(c), since the grant of the most recent renewal applications for the FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations, Seller has operated the Station in compliance in all material respects with the Communications Act of 1934, as amended (the “Communications Act”), and the FCC Licenses, has filed or made all material applications, reports and other disclosures required by the rules and policies of the FCC (collectively, “FCC Rules”) to be made in respect of the Station, and has timely paid all FCC regulatory fees in respect thereof.

(d)    Except as set forth on Schedule 2.6(d), to the knowledge of Seller, there are no petitions, complaints, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture, proceedings or other actions pending or threatened before the FCC relating to the Station that would reasonably be expected to have a material adverse effect on the operation of the Station, other than proceedings affecting the radio broadcast industry generally.

2.7    Tangible Personal Property. Except as disclosed on Schedule 2.7, Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. Except as disclosed on Schedule 2.7, the Tangible Personal Property is in good operating condition, ordinary wear and tear excepted.

2.8    Station Contracts. Except as otherwise set forth on Schedule 2.8, the Station Contracts include all material contracts, agreements and leases currently used in and necessary for the operation of the Station. Each of the Station Contracts is in effect and binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity). Seller is not in material default under any Station Contract, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would (a) constitute a default, violation or breach by Seller in any material respect thereunder, or (b) to Seller’s knowledge, constitute a default, violation or breach by any other party in any material respect thereunder. Seller has provided to Buyer prior to the date of this Agreement true and complete copies of all Material Station Contracts.

2.9    Intangible Property. Except as otherwise set forth on Schedule 2.9, (i) the Intangible Property includes all material intellectual and other intangible property used in the operation of the Station, (ii) Seller has no knowledge that, and has not received notice of any claim that, its use of any Intangible Property infringes upon or conflicts with any third party rights, and (iii) Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.

2.10    Real Property and Real Estate Leases. There is no real property that is owned by Seller and used or held for use in the operation of the Station. Each of the Real Estate Leases is in effect and binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity). Seller is not in material default under any Real Estate Lease, and, to Seller’s knowledge, no other party to any of the Real Estate Leases is in default thereunder in any material respect, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would (a) constitute a default, violation or breach by Seller in any material respect thereunder, or (b) to Seller’s knowledge, constitute a default, violation or breach by any other party in any material respect thereunder. Seller has provided to Buyer prior to the date of this Agreement true and complete copies of all Real Estate Leases. All buildings, structures, and fixtures included in the Station Assets are in good operating condition, ordinary wear and tear excepted. Except as set forth on Schedule 2.10, (a) all of the buildings, structures and other improvements used by Seller in the operation of the Station are located on the real property leased under the Real Estate Leases, and (b) the Station Assets include all rights of access necessary to provide access to the real property leased under the Real Estate Leases.

2.11    Environmental.

(a)    As used herein, (i) the term “Environmental Laws” means any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, (ii) the term “Hazardous Material” means any hazardous or toxic substance, material, or waste including, without limitation, those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. § 6991-6991(i)) and their derivatives, and such other substances, materials, pollutants, contaminants and wastes as become regulated or subject to cleanup authority under any Environmental Laws, and (iii) the term “Release” has the meaning set forth in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

(b)    Except as set forth on Schedule 2.11:

(i)    all activities of Seller with respect to the operation of the Station have been and are being conducted in material compliance with all Environmental Laws;

(ii)    neither Seller, nor to Seller’s knowledge any other Person, has Released any Hazardous Material on, in, from or onto the real property leased by Seller under the Real Estate Leases, except in accordance with Environmental Laws;

(iii)    to Seller’s knowledge, no Hazardous Materials are present in any medium on real property leased by Seller under Real Estate Leases in such a manner as requires investigation or remediation under any Environmental Law;

(iv)    to Seller’s knowledge, no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the real property leased by Seller under the Real Estate Leases, or located in the Station Assets;

(v)    to Seller’s knowledge, no friable asbestos is present on the real property leased by Seller under the Real Estate Leases; and

(vi)    to Seller’s knowledge, there are no underground storage tanks (including underground storage tanks no longer in use) located on the real property leased by Seller under the Real Estate Leases.

2.12    Compliance with Laws. Except as set forth on Schedule 2.12, Seller has complied in all material respects with all Laws applicable to the operation of the Station and the ownership or holding of the Station Assets.

2.13     Taxes. Seller has, in respect of the Station’s business, filed all material Tax Returns required to have been filed by it under applicable Law and has paid all Taxes that have become due pursuant to such Tax Returns or pursuant to any assessments which have become payable.

2.14    Employees. Schedule 2.14 sets forth a true and complete list of all Station employees. To Seller’s knowledge, Seller has complied in all material respects with all labor and employment Laws applicable to the operation of the Station. Except as set forth on Schedule 2.14, there is no unfair labor practice charge or complaint, or equal employment opportunity complaint, pending or, to Seller’s knowledge, threatened, before any Governmental Authority. Seller is not party to any collective bargaining or similar agreement with respect to any of the employees of Seller at the Station, and to Seller’s knowledge no union represents or claims to represent, or is attempting to organize, such employees.

2.15    Financial Statements.  Seller has provided to Buyer copies of its statements of operations for the Station (the “Statements”) for the years ended February 28, 2014, February 28, 2015, February 29, 2016 and February 28, 2017.  The information included in these Statements is included in the overall audited consolidated financial statements of Seller and its affiliates, but such Statements are not separately audited.  Such Statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations of the Station as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among business units, which might or might not include the Station, as determined by Seller, and (ii) such Statements do not include (A) income tax expense or benefit, interest income and expense, and non-cash compensation expenses associated with equity compensation arrangements, (B) amortization of the deferred credit under the national sales representation agreement related to the buyout of the prior national sales representation agreement in 2007, (C) proceeds from a legal settlement in Buyer’s fiscal 2016, and (D) disclosures required by GAAP in notes accompanying the financial statements.

2.16     Sufficiency and Title to Station Assets. Except for the Excluded Assets, the Station Assets constitute all the assets (a) used or held for use by Seller in, and (b) necessary for, the business or operation of the Station as currently conducted. Seller owns, leases or is licensed to use all of the Station Assets free and clear of Liens, except for Permitted Liens and those Liens that will be released at Closing.

2.17     No Finder. Except as set forth on Schedule 2.17, no broker, finder or other Person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Seller Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Seller or any party acting on Seller’s behalf. Any fees, commissions or other payments due any party identified in Schedule 2.17 shall be borne solely by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1    Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of California.

3.2    Authorization and Power.

(a)    The execution and delivery by Buyer of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby (the “Buyer Ancillary Agreements”), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s company powers and have been duly authorized by all requisite company action on the part of Buyer.

(b)    This Agreement has been, and each Buyer Ancillary Agreement will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Buyer Ancillary Agreement (assuming due authorization, execution and delivery by Seller where required) will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.3    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each applicable Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than the Governmental Consents.

3.4    Non-contravention. The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 3.3, conflict with or violate any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 3.4, require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound, except, in the case of clauses (b) and (c), for any such violations, consents, actions, defaults, rights or losses as could not have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.5    Absence of Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

3.6    FCC Qualifications. (a) Buyer is legally, financially and otherwise qualified under the Communications Act and FCC Rules to be the licensee of, acquire, own and operate the Station, (b) there are no facts that would, under the Communications Act and the existing FCC Rules, disqualify Buyer as an assignee of the FCC Licenses or as the owner or holder of the other Station Assets or the operator of the Station, (c) no waiver of any provision of the Communications Act or any FCC Rule relating to the qualifications of Buyer is necessary for the FCC Consent to be obtained, and (d) Buyer has timely submitted a signed and notarized FCC Form 1875 to the FCC as a prerequisite to payment of the Auction Proceeds.

3.7    No Finder. Except as set forth in Schedule 3.7, no broker, finder or other Person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Buyer Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Buyer or any party acting on Buyer’s behalf,. Any fees, commissions or other payments due any party identified in Schedule 3.7 shall be borne solely by Buyer.

3.8    Financing. Buyer has on hand or access to from committed sources sufficient cash to pay the Purchase Price at Closing as provided herein.

ARTICLE IV
COVENANTS

4.1    Governmental Consents.

(a)    Governmental Consents.

(1)    FCC. The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within ten (10) Business Days after execution of this Agreement, Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all commercially reasonable diligence and otherwise use commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable, including the timely filing of oppositions to any Petition to Deny, Informal Objection, or other objection to the FCC Application. Each party shall promptly provide the other with a copy of any pleading, order or other document to or from the FCC or any other Governmental Authority with respect to the FCC Application, and shall promptly furnish all information requested by the FCC in conjunction with its processing of the FCC Application.

(2)    HSR. If applicable, within fifteen (15) business days after the date of this Agreement, the parties shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”

(b)    Commercially Reasonable Efforts. Each of Buyer and Seller shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry by any Governmental Authority, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communications received by such party from, or given by such party to, the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party relating to the FCC Application, and (iii) permit the other party to review any material non-confidential communication given by it to another Person, and consult with each other in advance of and be permitted to attend any meeting or conference with the FCC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement.

(c)    Filing Fees. The filing fees for the Governmental Consents shall be borne equally by Seller and Buyer.

4.2    Conduct of Business.
(a)    Prior to Closing. Except as arising from the LMA or as expressly permitted by this Agreement, or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall:

(i)    maintain the FCC Licenses in full force and effect;

(ii)    operate the Station in the ordinary course of business consistent with past practice, and in all material respects in accordance with the FCC Licenses, the Communications Act, the FCC Rules, and all other applicable Laws;

(iii)    not adversely modify any of the FCC Licenses;

(iv)    cause all Liens on the Station Assets, other than Permitted Liens, to be released in full at or prior to Closing;

(v)    provide Buyer with any financial or other information regarding the Station maintained by Seller and requested by Buyer that is reasonably necessary to satisfy Buyer’s lenders;

(vi)    not, other than in the ordinary course of business and consistent with past practice, terminate, rescind, or waive any rights under any Station Contracts, and shall not be in material default under any Station Contract;

(vii)    not, other than in the ordinary course of business and consistent with past practice, enter into any new contracts or agreements in connection with the operation of the Station that would be assumed by Buyer at Closing or amend any Station Contract in any material respect;

(viii)    notify Buyer promptly (A) if the Station is off the air for a continuous period of six (6) hours or more or (B) if the Station’s normal broadcast transmissions are materially impaired for a continuous period of more than twelve (12) hours;

(ix)    maintain the Tangible Personal Property in normal operating condition consistent with Seller’s past practices, ordinary wear and tear excepted;

(x)    maintain the Station’s inventories of spare parts and supplies in the ordinary course and at levels consistent with past practices;

(xi)    not sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, except (A) the ordinary course disposition of items that either are obsolete or unnecessary for the continued operation of the Station as currently operated or are replaced by assets of comparable or superior utility or (B) pursuant to Station Contracts listed on Schedule 1.1(c);

(xii)    make all capital expenditures with respect to the Station in the ordinary course in accordance with past practices;

(xiii)    not, other than in de minimis amounts, enter into, or extend or renew, any trade or barter agreements, or other agreements for the sale of advertising time other than for cash consideration, nor make any material change in the customary advertising load of the Station;

(xiv)    notify Buyer of the expiration of, or exercisable renewal options arising under, any Station Contracts, and exercise such renewal options if reasonably necessary for the continued operation of the Station as currently conducted; and

(xv)     use its commercially reasonable efforts to have existing trade and barter agreements concluded prior to Closing.

(b)    Control of Station. Subject to the provisions of this Section 4.2, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station prior to the Closing.

    4.3    Access to Information; Inspections; Confidentiality; Publicity.

(a)    Between the date hereof and the Closing Date, Seller shall furnish Buyer and its representatives with such information relating to the Station Assets as Buyer may reasonably request, at Buyer’s expense; provided, that any such request does not interfere unreasonably with the operation of the Station.

(b)    Between the date hereof and the Closing Date, upon prior reasonable notice, Seller shall give Buyer and its representatives reasonable access to the Station Assets during regular business hours.

(c)    No news release or other public announcement concerning this Agreement, the LMA, or the transactions contemplated hereby or thereby will be made by or on behalf of either party hereto without the prior written approval of the other party (such consent not to be unreasonably conditioned, withheld or delayed) unless otherwise required by Law or public filing requirements. Where any announcement, communication or circular concerning this Agreement, the LMA or the transactions contemplated hereby or thereby is required by Law or public filing requirements, it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other party.

(d)    Regardless of whether the transactions contemplated by this Agreement are consummated, Buyer shall not disclose to third parties, other than its employees and agents for purposes of consummating the transactions contemplated hereby (who shall also be made subject to the restrictions of this section), any information, whether or not in writing, received from Seller or its agents in the course of evaluating, investigating, negotiating, and consummating the transactions contemplated by this Agreement; provided, that no information shall be deemed to be confidential that (i) becomes publicly known or available other than through disclosure by Buyer; (ii) is rightfully received by Buyer from a third party who has no duty of confidentiality owed to Seller; or (iii) is independently developed by Buyer. Upon termination or consummation of this Agreement, all originals of all material provided to Buyer by Seller shall be returned to Seller and all copies thereof shall be destroyed.

4.4    Risk of Loss. Seller shall bear the risk of any casualty loss or damage to any of the Station Assets prior to the Effective Time, and Buyer shall bear such risk commencing as of and after the Effective Time. In the event of any casualty loss or damage to the Station Assets prior to the Effective Time, Seller shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Station Asset (the “Damaged Asset”) unless such Damaged Asset is obsolete and unnecessary for the continued operation of the Station consistent with Seller’s past practice and the FCC Licenses. If Seller is unable to repair or replace a Damaged Asset by the Closing Date, then the proceeds of any insurance covering such Damaged Asset shall be assigned to Buyer as of the Closing Date, and to the extent such proceeds are not sufficient to cover the reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Asset, Seller shall reimburse Buyer by an amount equal to the deficiency; provided, that if the loss or damage prevents the Station from operating in material compliance with any FCC License issued under Part 73 of Title 47 of the Code of Federal Regulations, Buyer shall have the option to elect to postpone the Closing until the Damaged Asset(s) have been repaired or replaced so that the Station is operating in such compliance.

4.5    Consents to Assignment. Prior to Closing Seller shall use its commercially reasonable efforts to obtain any third-party consents necessary for the assignment of any Station Contract. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Station Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Station Contract or in any way adversely affect the rights of Buyer or Seller thereunder. Except with respect to Real Estate Leases for real property leased by Seller, which consents shall be required prior to Closing, if such consent is not obtained prior to the Closing, (a) Seller shall use its commercially reasonable efforts to (i) obtain such consent as soon as possible after the Closing, (ii) provide to Buyer the financial and business benefits of any such Station Contract and (iii) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller arising from any such Station Contract; and (b) Buyer shall assume the obligations under such Station Contract in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to pay consideration (except as may be specifically contemplated by the relevant Station Contract) to any third party to obtain any consent or estoppel certificate. Nothing in this Section 4.5 shall limit or restrict the provisions of Section 6.2(d).

4.6    Notification. Each party shall notify the other party of the initiation or threatened initiation of any Action that challenges the transactions contemplated hereby, including any challenges to the FCC Application.

4.7    Employee Matters.

(a)     Buyer shall offer employment to all persons employed by Seller at the Station immediately prior to Commencement (except for two employees identified by Seller, whose offers shall be as of Closing) with substantially the same position and compensation as in effect immediately preceding the Closing.  With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), at Commencement or Closing, as applicable, employment with Seller shall terminate and employment with Buyer shall commence.  With respect to any Transferred Employee terminated by Buyer without cause during the one hundred eighty (180) day period after Commencement or Closing, as applicable, Buyer shall be responsible for payment of any severance payments equal to the amount due them under the Enhanced Severance Program component of the Seller’s Transaction Incentive Program Summary.

(b)        With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to Commencement or the Effective Time, as applicable, and Buyer shall be responsible for all compensation and benefits arising after Commencement or the Effective Time, as applicable. For the avoidance of doubt, Seller shall be responsible for all unused vacation of Transferred Employees accrued as of Commencement or the Effective Time, as applicable, and Seller shall pay directly (or reimburse Buyer for) amounts required by applicable law to be paid in respect of such accrued vacation.

(c)        Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Commencement or Closing, as applicable (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller.

(d)       Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing.

4.8    Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. After Closing, Seller and Buyer shall execute all such instruments and take all such actions as either party may reasonably request, without payment of further consideration, to effectuate the transactions contemplated by this Agreement, including the execution and delivery of confirmatory and other transfer documents in addition to those to be delivered at Closing.

4.9    No Solicitation. From the date hereof, until the earlier of the Closing Date or the termination of this Agreement, Seller and its Affiliates will not, directly or indirectly, encourage, solicit, or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any sale or disposition of all, or substantially all, of the Station Assets, including the FCC Licenses. Seller shall inform Buyer of any such inquiries.

4.10    1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, a party may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.103(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve such party of its obligations under this Agreement) and any such qualified intermediary may re-assign to such party. If a party gives notice of such assignment, the other party shall provide written acknowledgement of such notice and otherwise reasonably cooperate therewith at the expense of the party giving notice. The party giving notice shall indemnify and hold harmless the other party from and against any and all loss, liability, cost and expense arising from such assignment or the transactions contemplated thereby.

4.11    Accounting.

(a)    Within five (5) days after Commencement, Seller shall provide Buyer with a list of the then-current Accounts Receivable and Buyer will maintain a separate account for collection of the Accounts Receivable. After Commencement, (i) Buyer shall not collect any Accounts Receivable, and Buyer shall promptly pay over to Seller any Accounts Receivable that it receives without offset, and (ii) Seller shall not collect any receivables arising from operation of the Station after Commencement, and Seller shall promptly pay over to Buyer any such receivables it receives without offset. In determining any amounts to be paid over under this section, all amounts collected from the Station account debtors shall be applied to the oldest account first, unless received by Buyer and otherwise directed by such account debtor under circumstances where Buyer believes in good faith that the application of payment thereof is not in violation of any existing or prior agreement between such account debtor and Seller.

(b)    During the first fifteen (15) business days after Closing, Buyer shall make available to Seller, at no additional cost, access to the Station’s books and records, and the responsible employee(s) to consult with respect to such books and records, for the purposes of closing the books of the Station for the period prior to Closing.

ARTICLE V
CONDITIONS PRECEDENT

5.1    To Buyer’s Obligations. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement shall be true and correct disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (A) for changes expressly contemplated by this Agreement or permitted under Section 4.2 (including expiration of

Station Contracts and changes in material items of Tangible Personal Property which have been replaced by other items of comparable value and utility), (B) casualty losses or damages subject to Section 4.4 (Risk of Loss) but which do not prevent either Station from operating in material compliance with the FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations, (C) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Seller Material Adverse Effect, or (D) for matters arising from the LMA. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied.

(b)    Governmental Consents. The Governmental Consents shall have been obtained and be in full force and effect, and shall contain no provision materially adverse to any of Buyer, Buyer’s Affiliates or the Station.

(c)    Adverse Proceedings. No Governmental Order shall have been rendered against either party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no Action shall be pending before any Governmental Authority of competent jurisdiction challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.

(d)    Deliveries. Seller shall have made or stand willing and able to make all the deliveries required under Sections 6.1 and 6.2.

5.2    To Seller’s Obligations. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (A) for changes expressly contemplated by this Agreement or (B) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date. Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 5.2(a) have been satisfied.

(b)    Governmental Consents. The Governmental Consents shall have been obtained and shall be in full force and effect and shall contain no provision materially adverse to Seller or Seller’s Affiliates.

(c)    Adverse Proceedings. No Governmental Order shall have been rendered against either party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no Action shall be pending before any Governmental Authority of competent jurisdiction challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.

(d)    Deliveries. Buyer shall have made or stand willing and be able to make all the deliveries required under Sections 6.1 and 6.3 and shall have paid or stand willing and be able to pay the Purchase Price as provided in Section 1.5.

ARTICLE VI
DOCUMENTS TO BE DELIVERED AT THE CLOSING

6.1    Documents to be Delivered by Both Parties. At the Closing, each of Buyer and Seller shall execute and deliver to the other Assignment and Assumption Agreements (including an Assignment and Assumption of FCC Licenses) in such form as reasonably agreed to by the parties.

6.2    Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following, in such forms as reasonably requested by Buyer:

(a)    the certificate described in Section 5.1(a);

(b)    a duly executed Bill of Sale;

(c)    a duly executed Assignment for the Intangible Property;

(d)    the consents to assignment required under the Material Station Contracts designated on the Schedule 1.1(c) as a “Required Consent” (if any) and the Real Estate Leases designated on the Schedule 1.1(d) as a “Required Consent” (if any) duly executed by the appropriate Persons which shall not include any conditions materially adverse to Buyer;

(e)    if provided by the lessors in accordance with their customary procedures, then estoppel certificates that are in each lessor’s customary form duly executed by the lessors or licensors under each of the Real Estate Leases; and

6.3    Documents and Other Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)    the certificate described in Section 5.2(a); and

(b)    the Purchase Price (less the Escrow Deposit).

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1    Survival. The representations and warranties in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under: (a) Section. 2.13 (Taxes), which shall survive until the expiration of any applicable statute of limitations, and (b) Section 2.17 (No Finder) and Section 3.7 (No Finder), each of which shall survive until the expiration of any applicable statute of limitations. None of the covenants and agreements shall survive the Closing except to the extent such covenants and agreements contemplate performance after the Closing, in which case such covenants and agreements shall survive until performed. Except for Claims relating to representations and warranties with respect to Taxes or Finders (which shall be made on or before the expiration of the applicable statute of limitations), no Claim, as defined in this Article, may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such Claim is given on or prior to the date that is twelve (12) months after the Closing Date. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such Claim is finally resolved and any obligations thereto are fully satisfied.

7.2    Indemnification.

(a)    Subject to Section 7.1, from and after the Effective Time, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective employees, officers, directors, members, shareholders and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, expenses, obligations and claims of any kind, including reasonable attorneys’ fees and expenses (“Losses”), incurred by such Buyer Indemnified Party arising out of or resulting from (i) Seller’s breach of any of the representations or warranties contained in this Agreement, any Seller Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any breach or nonfulfillment of any agreement or covenant of Seller under the terms of this Agreement or any Seller Ancillary Agreement; or (iii) the Retained Liabilities. Seller shall have no liability to Buyer or other Buyer Indemnified Parties under clause (i) of this Section 7.2(a) until the aggregate Losses for all Buyer Indemnified Parties exceed $125,000, in which event Buyer (and the other Buyer Indemnified Parties) shall be entitled to indemnification for all Losses, subject to the terms and conditions of this Article VII; provided, that the maximum liability of Seller under clause (i) of this Section 7.2(a) shall be an aggregate amount equal to $10,000,000.

(b)    Subject to Section 7.1, from and after the Effective Time, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, officers, directors, members and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by such Seller Indemnified Party arising out of or resulting from (i) Buyer’s breach of any of its representations or warranties contained in this Agreement, any Buyer Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement or any Buyer Ancillary Agreement; or (iii) the Assumed Obligations. Buyer shall have no liability to Seller or the other Seller Indemnified Parties under clause (i) of this Section 7.2(b) until the aggregate Losses for all Seller Indemnified Parties exceed $125,000, in which event Seller (and the other Seller Indemnified Parties) shall be entitled to indemnification for all Losses, subject to the terms and conditions of this Article VII; provided, that the maximum liability of Buyer under clause (i) of this Section 7.2(b) shall be an amount equal to $10,000,000.

7.3    Procedures. Seller (for itself or any other Seller Indemnified Party) or, as the case may be, Buyer (for itself or any other Buyer Indemnified Party) shall give prompt written notice to the indemnifying party of any Losses that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a delay in giving such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The notice of the Claim shall include a description of the Claim and supporting documentation deemed material to the Claim (including, where appropriate, any documents received from a third party or any Governmental Authority, including any court). Except for Claims based on the assertions of third parties (which are subject to the additional procedures set forth in Section 7.4), the indemnifying party shall have thirty (30) days to review the Claim and make a determination whether to provide any indemnification. The indemnifying party’s failure to respond within that 30-day period shall constitute an acceptance of the Claim. If the indemnifying party disputes any part of or all of the Claim, the indemnified party shall be entitled to seek appropriate relief from any court of competent jurisdiction in accordance with Section 10.8 hereof.

7.4.    Claims Based on Third Party Assertions. The obligations and liabilities of the parties with respect to any Claim based on a third party’s assertions shall be subject to the following additional terms and conditions:

(a)    The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

(b)    In the event that the indemnifying party shall provide notice to the indemnified party of its election not to undertake such defense or opposition, or, within twenty (20) days after receipt of written notice of the Claim from the indemnified party, the indemnifying party shall fail to provide notice to the indemnified party of its willingness to undertake to defend or oppose the Claim, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and at the risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement or final determination thereof); provided, that the indemnified party shall provide ten (10) days prior notice to the indemnifying party of any proposed settlement (including the entry of any judgment by any court of competent jurisdiction) so that the indemnifying party may assume the defense or opposition to the Claim.

(c)    Anything herein to the contrary notwithstanding, (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, or settlement of the Claim, (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle any Claim or consent to entry of any judgment, unless such judgment or settlement includes a payment of all Losses and a release of the indemnified party from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim, and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

7.5    Computation of Losses. Any computation of the Losses payable pursuant to this Article VII shall be decreased to the extent of any amounts recovered by the indemnified party from any third party (including insurance proceeds) in respect of any such Losses. The indemnified party shall use its commercially reasonable efforts to pursue payment under or from any insurer or third-party in respect of such Losses.

7.6    Sole Remedy. After the Closing, and except with respect to common law fraud, the right to indemnification under this Article VII shall be the exclusive remedy of either party in connection with any breach or default by the other party under this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement; provided, that nothing in this Section 7.6 shall limit a party’s right to seek equitable relief in connection with the non-performance of any agreement or covenant contained in this Agreement, any Buyer Ancillary Agreement or Seller Ancillary Agreement that contemplates performance after the Closing.

ARTICLE VIII
TERMINATION RIGHTS

8.1    Termination.

(a)    This Agreement may be terminated prior to Closing by either Buyer or Seller (or, in the case of subparagraph (v), by Seller only), if such party is not in material breach or default of any representation, warranty, covenant or other obligation under this Agreement, upon written notice to the other following the occurrence of any of the following:

(i)    if the other party is in material breach or default of any representation, warranty, covenant, or other obligation under this Agreement or does not perform in all material respects the obligations to be performed by it under this Agreement on the Closing Date such that the conditions set forth in Sections 5.1(a) and 5.2(a), as applicable, would not be satisfied and such breach or default has not been waived by the party giving such termination notice (but with the understanding that Buyer may not invoke this paragraph to terminate the Agreement that is based in any way on any information available to Buyer during its Due Diligence Investigation);

(ii)    if there shall be any Law that prohibits consummation of the sale of the Station Assets or if a Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Government Order enjoining or otherwise prohibiting consummation of the sale of the Station Assets;

(iii)    if the FCC dismisses or denies the FCC Application or designates the FCC Application for an oral evidentiary hearing;

(iv)    if the Closing has not occurred by the date that is twelve (12) months from the date of this Agreement (the “Upset Date”); or

(v)    any failure by Buyer to timely make the Escrow Deposit as specified in Section 1.9.

(b)    This Agreement may be terminated prior to Closing by mutual written consent of Buyer and Seller.

(c)    If either party believes the other party (the “Defaulting Party”) to be in breach or default of this Agreement, it shall, prior to exercising its right to terminate under Section 8.1(a)(i), provide the Defaulting Party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price or make the Escrow Deposit, the Defaulting Party shall have twenty (20) days from receipt of such notice to cure such breach or default; provided, that, if the breach or default is incapable of cure within such 20-day period, the cure period shall be extended, as long as the Defaulting Party is diligently and in good faith attempting to effectuate a cure; provided further, that in no event shall such cure period extend beyond the date which would otherwise have been the Closing Date in the absence of such breach or default. Nothing in this Section 8.1(c) shall be interpreted to extend the Upset Date.

(d)    If this Agreement is terminated because of Buyer’s breach or default as specified in Section 8.1(a)(i), then Seller shall be entitled to delivery of the Escrow Deposit as a portion of liquidated damages, the parties recognizing that (i) the damages that Seller would incur upon a termination are not capable of quantification as of the date of this Agreement, and the amount of liquidated damages represents Seller’s and Buyer’s reasonable estimate of actual damages and does not constitute a penalty, and (ii) except as provided in Section 8.3 below, Seller’s retention of the liquidated damages shall be Seller’s sole and exclusive remedy for any damages Seller may suffer as a result of the termination of this Agreement prior to Closing.

(e)    If this Agreement is terminated because of any reason other than Buyer’s breach or default as specified in subsection (d) hereof, then Buyer shall be entitled to a return of the Escrow Deposit.

8.2    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement (other than Sections 4.3(c) and (d), this Article VIII and Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.8, 10.9, and 10.10, which shall remain in full force and effect) shall forthwith become null and void, and neither party hereto (nor any of their respective Affiliates, shareholders, members, directors, officers, agents, or employees) shall have any further obligation hereunder, except as provided in this Article VIII.

8.3    Specific Performance/Liquidated Damages.

(a)     In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary Governmental Authority’s consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement, except as provided by Section 8.3(b). The parties acknowledge that the Station is a unique property as to which an adequate remedy at law may not exist. Each party waives any requirement that the other party post a bond or other security in connection with pursuing equitable or injunctive relief under this Agreement. As a condition to seeking specific performance of Seller’s obligation to consummate the assignment of the Station Assets to Buyer, Buyer shall not be required to have tendered the Purchase Price, but shall be ready, willing and able to do so.

(b) If prior to Closing Seller terminates this Agreement pursuant to Section 8.1(a)(i) or (v), then Buyer shall pay Seller on demand the sum of Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds ($1 million of which may be satisfied by disbursement of the Escrow Deposit to Seller as provided by Section 1.9), and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement, except for any failure by Buyer to comply with its obligations related to confidentiality, as to which Seller shall be entitled to all available rights and remedies, including without limitation specific performance. Buyer acknowledges and agrees that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE IX
TAX MATTERS
9.1    Bulk Sales. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such noncompliance.

9.2    Transfer Taxes. Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid equally by Buyer and Seller. The party with primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall pay an amount equal to one-half of the amount of such Transfer Taxes shown on such Tax Return in immediately available funds no later than the date that is the later of (a) five (5) Business Days after the receipt of such notice or (b) two (2) Business Days prior to the due date for the payment of such Transfer Taxes.
ARTICLE X
MISCELLANEOUS MATTERS
10.1     Expenses. Except as otherwise provided herein, each party shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. Notwithstanding the foregoing, (a) Buyer and Seller shall each bear one-half of the FCC filing fees, and (b) if either party files a complaint with a court of competent jurisdiction or as otherwise required by Section 10.8 hereof to enforce its rights under this Agreement, the prevailing party shall be reimbursed by the other party for all reasonable expenses incurred thereby, including reasonable attorneys’ fees.
10.2    Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as provided by Section 4.10, neither party may assign its rights under this Agreement without the other party’s prior written consent, provided, that, notwithstanding anything in this section to the contrary, Buyer shall be allowed to assign this Agreement to any one of its Affiliates that assumes this Agreement in writing (but Buyer shall not be released) if (a) Buyer provides prompt written notice of such assignment to Seller and (b) such assignment is made before the FCC Application is filed with the FCC (so that the assignment will not require the amendment of the FCC Application or the filing of a new FCC Application).
10.3    No Third Party Beneficiaries. Nothing herein, express or implied, shall be construed to confer upon or give to any other Person other than the parties hereto or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
10.4     Entire Agreement; Amendment. This Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein. Any matter that is disclosed in a schedule hereto in such a way as to make its relevance to the information called for by another schedule readily apparent shall be deemed to have been included in such other schedule, notwithstanding the omission of an appropriate cross reference. This Agreement may only be amended by a document executed by both parties.
10.5    Waivers. No waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any such waiver is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. The practices of the parties shall not, in and of themselves, constitute a waiver of either party’s rights under this Agreement.
10.6    Headings. Section headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.
10.7    Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next Business Day.
10.8    Governing Law; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the law of the State of California without regard to its principles of conflict of law. The exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in Los Angeles County, California, and each party (for itself and the Seller Indemnified Parties and the Buyer Indemnified Parties, as the case may be) irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding. BUYER AND SELLER (FOR THEMSELVES AND THE SELLER INDEMNIFIED PARTIES AND THE BUYER INDEMNIFIED PARTIES, AS THE CASE MAY BE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BEFORE ANY FEDERAL COURT RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION, AND AGREE THAT ANY SUCH ACTION SHALL BE DECIDED SOLELY BY A JUDGE. IN THE EVENT THAT AN ACTION IS INITIATED IN A CALIFORNIA STATE COURT, BUYER AND SELLER (FOR THEMSELVES AND THE SELLER INDEMNIFIED PARTIES AND THE BUYER INDEMNIFIED PARTIES, AS THE CASE MAY BE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY AND AGREE (A) TO SUBMIT ALL DISPUTES OF FACT AND LAW RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION, TO A TRIAL BY AN ORDER OF REFERENCE PURSUANT TO CALIFORNIA CIVIL PROCEDURE §638 ET SEQ. TO HAVE JAMS’S OFFICE IN LOS ANGELES, CALIFORNIA SELECT ONE OF ITS NEUTRALS TO BE APPOINTED TO CONDUCT THE PROCEEDING PURSUANT TO CALIFORNIA CIVIL PROCEDURE §640 AND CALIFORNIA RULES OF COURT §§3.901 ET SEQ. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.
10.9    Construction. Any question of interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.
10.10    Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed or delivered to the parties at the following addresses and facsimile numbers, as the same may be changed in accordance with the provisions of this section:

If to Seller:

Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attn: President and CEO
Attn: General Counsel
Facsimile: (317) 684-5583

With a copy, which shall not constitute notice, to:

Wilkinson Barker Knauer, LLP
1800 M Street, NW, Suite 800N
Washington, DC 20036
Attn: Doc Bodensteiner
Facsimile: (202) 783-5851
If to Buyer:
Meruelo Group LLC
9950 Firestone Blvd., Ste. 105
Downey, CA 90241
Attn: General Counsel
Facsimile: (562) 745-2341

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile and received prior to 5:00 p.m. in the place of receipt (but only if receipt is confirmed in a document), or (c) on the date of a signed receipt (unless the recipient refuses to provide a signature), if sent by an overnight delivery service.
10.11     Severability. If any court or other Governmental Authority of competent jurisdiction issues an order or other decision holding any term or provision of this Agreement invalid, illegal or incapable of being enforced because of any Law, or if the FCC informally advises the parties that any provision in this Agreement is invalid, illegal or unenforceable under the Communications Act or FCC Rules (and will thus preclude the FCC’s grant of the FCC Application), the parties shall promptly amend this Agreement to eliminate the invalid, illegal or unenforceable provision so as to effectuate their original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated to the greatest extent possible without any material adverse effect upon either party. In the absence of any amendment, this Agreement shall be construed with the invalid, illegal or unenforceable term or provision deleted so long as such construction does not deprive either party of the benefits of this Agreement in any material respect.
10.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument. Facsimile or other electronically-delivered copies of signature pages to this Agreement, any Buyer Ancillary Agreement, any Seller Ancillary Agreement or any other document or instrument delivered pursuant to this Agreement shall be treated as original signatures for all purposes.
10.13    Seller Obligations. All representations and warranties and obligations of Seller under this Agreement shall be joint and several as between each Person constituting Seller.

ARTICLE XI
DEFINITIONS

11.1 Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable” means all accounts receivable and other rights to payment for the Station in existence as of the Commencement.

“Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for Seller, Buyer or any of their respective Affiliates) mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the independent auditors for Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.

“Action” means any claim, action, suit, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority, including any court.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” means this Asset Purchase Agreement, including the exhibits and schedules hereto.

“Assumed Obligations” shall have the meaning set forth in Section 1.3.

“Auction Proceeds” means the proceeds payable to Buyer or its designee as a result of Buyer’s successful bid to tender the license for KWHY-TV, Los Angeles, CA in the reverse portion of the FCC’s broadcast incentive auction, which concluded April 13, 2017.

“Business Day” whether or not capitalized, means every day of the week excluding Saturdays, Sundays and federal holidays.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Ancillary Agreement” shall have the meaning set forth in Section 3.2(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Buyer Ancillary Agreement.

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement” means the time the Term of the LMA commences, or, if the LMA Term does not commence, then the Effective Time.

“Communications Act” shall have the meaning set forth in Section 2.6(c).

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Damaged Asset” shall have the meaning set forth in Section 4.4.

“Defaulting Party” shall have the meaning set forth in Section 8.1(c).

“Effective Time” shall have the meaning set forth in Section 1.6.

“Escrow Deposit” shall have the meaning set forth in Section 1.9.

“Escrow Agreement” shall have the meaning set forth in Section 1.9.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“FCC” shall have the meaning set forth in the Recitals to this Agreement.

“FCC Application” means the application that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses.

“FCC Consent” means the initial action by the FCC granting the FCC Application.

“FCC Licenses” shall have the meaning set forth in Section 1.1(a).

“FCC Rules” shall have the meaning set forth in Section 2,6(c).

“Governmental Authority” means any federal, state, local or foreign government, or any part thereof exercising executive, legislative, regulatory or judicial functions.

“Governmental Consents” means FCC Consent and HSR Clearance.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Clearance” shall have the meaning set forth in Section 4.1(a).

“Intangible Property” shall have the meaning set forth in Section 1.1(e).

“Law” means any United States (federal, state, local) or foreign statute, law, code or ordinance, or any regulation, rule, code, order, judgment, injunction, decree, decision, or policy of any Governmental Authority (including courts).

“Lien” shall have the meaning set forth in Section 1.1.

“LMA” shall have the meaning set forth in Section 1.10.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Station Contract” shall mean those Station Contracts which involve the payment of $55,000 or more over the life of the particular Station Contract and which are identified as Material Station Contracts on Schedule 1.1(c).

“Notice of Disagreement” shall have the meaning set forth in Section 1.7(e).

“Permitted Liens” means, as to any of the Station Assets or as to the Station, (a) the Assumed Obligations; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable; (c) in the case of any leased asset, the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor; (d) materialmen’s, mechanics’, workmen’s, repairmen’s, financing or other Liens which are released at or prior to Closing; and (e) Liens that do not affect in any material manner the use or value of the Station Asset to which they are attached.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a Governmental Authority or part thereof.

“Purchase Price” shall have the meaning set forth in Section 1.5.

“Real Estate Lease” means a lease of real property or a real property interest held by Seller and used or held for use in the operation of the Station.

“Retained Liabilities” shall have the meaning set forth in Section 1.4.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Ancillary Agreements” shall have the meaning set forth in Section 2.2(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Seller Material Adverse Effect” means a material adverse effect on: (a) the ability of Seller to perform its obligations under this Agreement or any Seller Ancillary Agreement or (b) the condition of the Station Assets, taken as a whole, or the ability of Buyer to operate the Station after Closing as currently operated; provided, that the term shall not include any material adverse effect to the extent attributable to (i) any change or development generally applicable to the radio broadcast industry (including legislative or regulatory matters), (ii) general economic conditions, including any downturn caused by terrorist activity or a natural disaster, such as an earthquake or hurricane, or (iii) any public announcement of the transactions contemplated by this Agreement.

“Settlement Statement” shall have the meaning set forth in Section 1.7(c).

“Station” shall have the meaning set forth in the Recitals to this Agreement.

“Station Assets” shall have the meaning set forth in Section 1.1.

“Station Contracts” shall have the meaning set forth in Section 1.1(c).

“Tangible Personal Property” shall have the meaning set forth in Section 1.1(b).

“Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns, reports and other filings (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.

“To Buyer’s knowledge” or any variant thereof means the actual collective knowledge, after reasonable inquiry, of Buyer’s officers, directors, and managers.

“To Seller’s knowledge,” or any variant thereof, means the actual collective knowledge, after reasonable inquiry, of any of Seller’s officers, directors, and General Manager.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, franchise, property, transfer and similar Taxes, levies, charges and fees.

“Upset Date” shall have the meaning set forth in Section 8.1(a)(iv).

11.2     Terms Generally. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females and feminine terms apply to males. The use of the plural form shall include the singular, and vice versa, as the context requires. The term “include,” “includes” or “including” is by way of example and not limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER:

Emmis Radio, LLC

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary

Emmis Radio License, LLC

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary

BUYER:

KWHY-22 Broadcasting, LLC

By:	/s/ Alex Meruelo
Name: Alex Meruelo
Title: Manager